Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-82124-01 and 333-82124-04) of Mediacom LLC and Mediacom Capital Corporation of our report dated March 27, 2009 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
March 27, 2009